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                                                               EXHIBIT 1-A(8)(C)

                                   FORM OF
                        ADMINISTRATIVE SERVICES AGREEMENT


ADMINISTRATIVE SERVICES AGREEMENT, dated as of June 16, 1997, by and among Kemper Investors Life Insurance Company, an Illinois insurance company (together with its successors and permitted assigns, the "Company"), Bancorp Services, L.L.C., a Missouri limited liability company (together with its successors and permitted assigns, the "Administrator"), and Zurich Centre ReSource Limited, a Delaware corporation (together with its successors and permitted assigns, "ZCR").

WHEREAS, the Company is the underwriter of the Series I Private Placement Variable Life Insurance Policies identified in Schedule A and the Series II
- VII Private Placement Variable Life Insurance Policies identified in Schedule B (such policies hereinafter referred to as the "Policy"), Schedule A and Schedule B are attached to and form a part of this Agreement and which may be amended from time to time;

WHEREAS, the Company and the Administrator desire to enter into this Agreement whereby the Administrator agrees to perform administrative services in connection with the Policy, as specified herein;

WHEREAS, ZCR, the Company and the Administrator have entered into an SVP/SCV Technology License Agreement pursuant to which Administrator has granted certain rights and licenses to ZCR (and ZCR has granted certain rights and sublicenses to the Company ), and ZCR and the Company have entered into a Product and Marketing Support Agreement pursuant to which ZCR has agreed to perform certain services for and license certain technology to the Company in connection with Series I Private Placement Variable Life Insurance Policies;

NOW, THEREFORE, in consideration of these premises, the parties hereto mutually agree as follows:

SECTION 1- RESPONSIBILITY

The Company hereby appoints and designates the Administrator to be the administrator of the Company's Series I Private Placement Variable Life Insurance Policies identified in Schedule A and the Series II - VII Private Placement Variable Life Insurance Policies identified in Schedule B. The Company and the Administrator may by mutual consent add policies to and delete polices from Schedule A and Schedule B from time to time.

The Administrator hereby agrees to assume responsibility for the performance of "administrative services," as hereinafter described.
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SECTION 2 - ADMINISTRATIVE SERVICES

The term "administrative services" as used in this Agreement shall mean the performance by the Administrator of the following functions:

1. Billing - The Administrator shall prepare all premium statements and distribute them to the policyholder.

2. Reports - The Administrator shall furnish to the Company premium reports, including information as to covered employees, additions to and terminations of coverage, total gross premium billed; full and partial surrenders, loans, as well as any other information the Company may reasonably require, including, but not limited to, the timely provision of information necessary to permit the Company to determine the payments required to be made pursuant to paragraph 8 of Section 3 hereof. The Administrator shall furnish to the Company all information and reports necessary to enable compliance with Internal Revenue Code Section 7702 and Section 7702A and with any other tax reporting obligations the Company might have. The Company shall have the sole and exclusive right to interpret the Internal Revenue Code and determine its tax and other liabilities and responsibilities thereunder.

3. Communications with Policyholders - The Administrator shall prepare statements for policyholders showing account values and other transactions, including surrenders. Such statements shall be furnished annually to each policyholder or more often as such policyholder may reasonably require. The Administrator shall perform such other services customarily associated with insurance policy administration, including processing changes in the amount of insurance, and communication with the policyholder.

4. Office and Supplies - The Administrator shall maintain, at its own expense, an office and the Company will provide the necessary supplies of forms for the administration of the Policy.

5. Reports - Any forms or reports developed by the Administrator for the administration of the Policy and for distribution to policyholders must be approved by the Company prior to use.

6. Reserve Calculations - The Administrator shall perform all reserve calculations in connection with the Policy and shall furnish reserve information to the Company at such times required by the Company and in such format agreed to by the Company and the Administrator.

7. Loans and Surrenders - The Administrator shall process all requests for loans and full and partial surrenders under the Policy.



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 SECTION 3 - GENERAL PROVISIONS

 1. Standard of Care - The Administrator agrees to perform, in a timely manner consistent with reasonable industry practice, faithfully and in accordance with applicable law, the duties as set forth herein. The Administrator represents that it meets all applicable requirements to enter into this agreement including any required state licenses and agrees to take such action as may be required under any applicable law to perform its obligations under this agreement. In performing the services set forth herein, the Administrator shall direct its efforts towards advancing the business and interests of the Company to the best of its ability.

 2. Indemnification - The Administrator agrees to indemnify the Company and hold the Company harmless from any and all losses, damages, and expenses, including reasonable legal fees and expenses, which the Company may incur as a result of or arising out of any acts or omissions, whether dishonest, fraudulent, criminal or negligent, of the Administrator or its employees, acting alone or in collusion with others.


         The Company agrees to indemnify the Administrator and hold the Administrator harmless from any and all losses, damages, and expenses, including reasonable legal fees and expenses, which the Administrator may incur as a result of or arising out of any acts or omissions, whether dishonest, fraudulent, criminal or negligent, of the Company or its employees, acting alone or in collusion with others.


         The Administrator shall maintain in effect an errors and omissions liability policy in the amount of no less than $1,000,000 per occurrence, $3,000,000 annual aggregate limit, providing for indemnification of the Company to cover any loss arising as a result of any real or alleged dishonest, fraudulent, criminal or negligent conduct on the part of the Administrator's officers, agents or employees in any aspect of the performance of the Administrator's services under this Agreement. The Administrator shall cause the issuer of said policy to name the Company as a loss payee under such policy and to deliver to the Company evidence of the existence of such policy. The Administrator shall also cause the issuer to give 30 days' written notice prior to the cancellation of or any material change in the policy.

 3. Termination - This Agreement shall become effective as of the date it has been duly executed by all parties and shall continue in effect until terminated pursuant to paragraph a or b below.


         a. This Agreement may be terminated by the Company or the Administrator by giving written notice to the other at least ninety days prior to the termination date, provided that, in the event of a termination by the Administrator pursuant to this sentence, the Company shall have the right in its sole discretion to extend the term


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         of this Agreement for up to an additional 90 days (i.e., so that this
         Agreement would not be terminated on less than 180 days prior written notice by the Administrator).

         b. Notwithstanding any other provision herein to the contrary, this Agreement may be terminated immediately by the Company for any of the following reasons:

               i. The Administrator fails to perform any of its obligations under this Agreement which failure to perform shall continue without cure for not less than 30 days following the Administrator's receipt of written notice from the Company of the Administrator's failure to perform; or

               ii. The occurrence of an event described in Section 14 of this Agreement.

         Notwithstanding any other provision herein to the contrary, this Agreement may be terminated by the Administrator if the Company fails to make a payment required to be made by this Agreement to the Administrator and such failure has not been cured within 30 days after notice (specifying that it is a notice of termination being given pursuant to this Section 3b) has been sent by the Administrator to the Company, provided that with respect to this paragraph of Section 3b, written notice is given in the manner provided in Section 20 below, and, additionally concurrent telephone confirmation of such notice is given personally directly to any of Debra Rezabek, Frank Julian or Phil Meserve.

         c. Upon termination of this Agreement for any reason, the Administrator agrees that for a period of five years from the date of termination, neither it nor any of its affiliates will take any action designed or calculated to result in the transfer or exchange of Policies or provide administrative services or otherwise use or offer its systems for use in administering policies issued by an insurance Company other than the Company where the cash values of such policies are the result of transfers or exchanges from policies administered under this Agreement.


 4. Independent Contractor - The execution of this Agreement does not serve to indicate any relationship of employer and employee between the Company and the Administrator, and it is understood that the Administrator is an independent contractor.

 5. Delivery to Policyholder - Any policies, certificates, booklets, termination notices or other written communications delivered by the Company to the Administrator for delivery to the policyholder, shall be delivered by the Administrator, at the Company's expense, promptly after receipt of instructions from the Company to do so.

 6. Legal or Administrative Proceedings - If any notice of the commencement of any legal proceeding involving any policyholder is received by the Administrator, or



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         if it receives any communication from any Insurance Department or other administrative agency or any other person identifying a complaint by a policyholder or calling a hearing involving any Company insuring practice, the Administrator shall immediately thereafter forward any correspondence or necessary files to the Company's Home Office for handling by the Company.

 7. Records - The Administrator shall hold and possess, as the property of the Company, all papers, books, files, correspondence, and records of all kinds which at any time shall come into its possession or under its control relating to transactions by or for the Company. Such records will be maintained during the duration of this Agreement and six years thereafter.

         Upon termination of this Agreement or upon prior request, the Administrator shall surrender this property to the Company or its designee provided the Company is the underwriter on such date. If this Agreement is terminated because the Company is replaced as the underwriter with respect to all Policies, then all such property (except that relating to the payment of claims which shall remain the property of the Company) shall inure to the new underwriter at no charge by the Company; however, the Company will have access to such property to the extent needed to fulfill its contractual obligations and any other legal obligations which may arise.

         Notwithstanding the foregoing, the Administrator shall have the right to retain copies of all papers, books, files, correspondence and records of all kinds relating to this Agreement upon termination of this Agreement for any reason.

 8. Compensation - The Company will pay the Administrator the fees set out in Schedule C. The Company and the Administrator may by mutual consent add, delete, or change the fees shown in Schedule C from time to time. This compensation will be payable only on those Policies for which Administrator provides administrative services and only for so long as those services are provided in accordance with this Agreement. The provisions contained in this paragraph shall survive termination of this Agreement.

 9. Policy Amendment - The Administrator shall have no authority to alter or amend the Policy, or to modify, waive or extend any of its provisions.

10. Advertising, Etc. - It is expressly agreed that the Administrator shall have no authority to prepare or distribute any advertising, promotional or descriptive material relating to the Policy without first obtaining the Company's written approval of same. The Administrator shall not use the Company name, trademarks, logo or the name of the affiliated company in any way or manner not specifically authorized in writing by the Company.





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11.      Furnishing Information: Audit,  Etc.

         a. The Administrator shall furnish the Company and ZCR with all reasonably requested information regarding any and all matters or transactions or activities pertaining to the Policy. The Administrator shall furnish such information, including information required for financial reporting purposes, at such times required by the Company and ZCR, as the case may be, and in a format mutually agreed upon. The Company and ZCR shall have the right to inspect any documents, books and records of the Administrator pertaining to the Policy or any activities of the Administrator in connection therewith. Any right on the part of the Company and ZCR to have access to the offices of the Administrator or to inspect, audit or photocopy any of the Administrator's documents, books or records shall be subject to reasonable advance notice, shall be conducted during the Administrator's normal business hours in a manner which will not unreasonably interfere with the Administrator's conduct of its business and shall be conducted at the sole expense of the Company or ZCR, as the case may be.

         b. The Administrator shall provide access and cooperation to duly authorized representatives of ZCR and the Company and Insurance Department representatives (and representatives of other regulatory authorities), for the purpose of conducting examinations or audits of its books and accounts, and the Administrator shall make full disclosure, without reservation of any kind, necessary to enable ZCR and the Company to determine fully whether the Administrator is faithfully performing its obligations under this Agreement. Any right on the part of ZCR and the Company to have access to the offices of the Administrator or to inspect, audit or photocopy any of the Administrator's books or records shall be subject to reasonable advance notice, shall be conducted during the Administrator's normal business hours in a manner which will not unreasonably interfere with the Administrator's conduct of its business and shall be conducted at the sole expense of ZCR or the Company, as the case may be.

         c. Each of the Company and ZCR shall have the right to conduct periodic audits at ZCR's or the Company's office, as the case may be, or at the office of the Administrator. If ZCR or the Company chooses to conduct an audit at its own offices, the Administrator shall immediately ship copies of all requested records to the designated Company or ZCR office at the sole expense of the Company or ZCR, as the case may be. Any right on the part of ZCR and the Company to conduct periodic audits at the offices of the Administrator shall be subject to reasonable advance notice, shall be conducted during the Administrator's normal business hours in a manner which will not unreasonably interfere with the Administrator's conduct of its business and shall be conducted at the sole expense of ZCR or the Company, as the case may be.

12. Assignment - The Administrator shall not assign or subcontract any of its administrative functions, duties, or responsibilities without the prior written


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         approval of the Company. The Company shall have the right to refuse approval for any reason whatsoever at its sole discretion.

13. No Other Agreements - The Administrator shall have no authority to make any agreement binding upon the Company, except as otherwise provided in this Agreement, with respect to the Policy or premiums payable thereon unless previously agreed upon in advance and in writing between the Administrator and the Company.

14. Insolvency, Etc. - In the event the Administrator shall become insolvent, make a general assignment for the benefit of creditors, or if any proceeding of any nature under the Federal Bankruptcy Act, as amended, or under any state insolvency statute, be commenced by or against the Administrator (or one of its joint ventures) or if a receiver be appointed therefore, and such proceeding remains in effect and unstayed for a period of not less than 90 days, the Administrator shall immediately notify the Company and ZCR pursuant to Section 20 hereof, and upon the request of the Company:

         a. cease and desist all administrative services provided for herein;

         b. promptly relinquish and turn over to the Company all records as may be required or requested by the Company; and,

         c. provide to the Company whatever additional information or assistance may be required or requested by the Company.

15. Arbitration; Submission to Jurisdiction - Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be settled by arbitration before one arbitrator in Chicago, Illinois in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The parties hereby consent and submit to the personal jurisdiction of any federal court sitting in Chicago, Illinois and of any Illinois State court of competent jurisdiction sitting in Chicago, Illinois in any suit, action or proceeding in connection with arbitration arising out of or relating to this Agreement. The award entered by the arbitrator shall be final and binding on all parties to arbitration. Each party shall bear its respective arbitration expenses and shall each pay its pro rata portion based on the number of parties participating in such arbitration of the arbitrator's charges and expenses. The arbitrator shall not award punitive, exemplary or consequential damages. Notwithstanding the foregoing, this agreement to arbitrate shall not bar any party hereto from seeking temporary or provisional remedies in any court having jurisdiction thereof.

16. Headings - The headings and captions in this Agreement are inserted for convenience only and shall not be considered in the construction of any provisions.


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17.      Entire Contract - This Agreement constitutes the entire contract between the parties hereto. Any amendment or modification of this Agreement, including any Schedule hereto, will not be effective unless made in writing and signed by the parties hereto.

18. Governing Law - This Agreement shall be construed and enforced according to the laws of the State of Illinois.

19. Miscellaneous - This Agreement shall be binding upon the Company and the Administrator, and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any right, power or privilege hereunder.

20. Notices - All notices and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, posted prepaid, by hand delivery or by telecopier, as follows:

         If to Company:       Kemper Investors Life Insurance Company
                              1 Kemper Drive
                              Long Grove, IL 60049
                              Attention: General Counsel
                              Telecopier No: 847.550.5535

         with a copy to:      Zurich Centre Resource Limited
                              One Chase Manhattan Plaza, 44th Floor
                              New York, NY 10005
                              Attention: John Cross
                              Telecopier No.: 212.898.8766


         and with a copy to:  Zurich Centre Resource Limited
                              One Chase Manhattan Plaza, 44th Floor
                              New York, NY 10005
                              Attention: General Counsel
                              Telecopier No.: 212.898.5444


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
         If to ZCR:           Zurich Centre ReSource Limited
                              One Chase Manhattan Plaza, 44th Floor
                              New York, NY 10005
                              Attention: John Cross
                              Telecopier No.: 212.898.8766

         with a copy to:      Zurich Centre ReSource Limited
                              One Chase Manhattan Plaza, 44th Floor
                              New York, NY 10005
                              Attention: General Counsel
                              Telecopier No.: 212.898.5444

         If to Administrator: Bancorp Services, L.L.C.
                              1611 Des Peres Road, Suite 370
                              St. Louis, MO 63131
                              Attention: Seth Koppes
                              Telecopier No.: 314.984.0025

          with copies to:     Bryan Cave LLP
                              One Metropolitan Square, Suite 3600
                              St. Louis, MO 63102-2750
                              Attention: William Seabaugh
                              Telecopier No: 314.259.2020

                                       and

                              Zurich Centre ReSource Limited
                              One Chase Manhattan Plaza, 44th Floor
                              New York, NY 10005
                              Attention: John Cross
                              Telecopier No.: 212.898.8766

                                       and

                              Zurich Centre ReSource Limited
                              One Chase Manhattan Plaza, 44th Floor
                              New York, NY 10005
                              Attention: General Counsel
                              Telecopier No.: 212.898.5444

or to such other person or address as any party shall specify by like notice to each of the other parties. All such notices and communications shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when mailed, five business days after


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being deposited in the mail, postage prepaid and (iii) when telecopied, receipt acknowledged.

IN WITNESS WHEREOF, this Agreement has been duly executed by an authorized representative of each of the parties hereto.

BANCORP SERVICES, L.L.C.               KEMPER INVESTORS LIFE
                                       INSURANCE COMPANY




By: /s/ Chris Garlich                  By: /s/ Phil Meserve
   ----------------------------            ----------------------------
    Name:  Chris Garlich                   Name:  Phil Meserve
    Title:  EVP                            Title: EVP





ZURICH CENTRE RESOURCE LIMITED


By: /s/ John E. Cross
   ----------------------------
    Name:  JOHN E. CROSS
    Title: MANAGING DIRECTOR


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                                 SCHEDULE A
                                 ----------

                  SERIES I VARIABLE LIFE INSURANCE POLICIES



Policy Owner                                           Date of Issue
------------                                           -------------

"Star Banc Corporation Rabbi Trust, First Union        June 17, 1997
National Bank, Trustee, dated 10-27-95 and as
Amended and restated 6-16-97"



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                                   SCHEDULE B

        SERIES II-VII PRIVATE PLACEMENT VARIABLE LIFE INSURANCE POLICES

            Series II    Private Placement Single Life Variable Life
                         Insurance Policy Form S-7004

            Series III   Private Placement Single Life Variable Life
                         Insurance Policy Form S-7004

            Series IV    Private Placement Survivorship Variable Life
                         Insurance Policy Form S-7006

            Series V Private Placement Survivorship Variable Life Insurance Policy Form S-7005

            Series VI    Private Placement Survivorship Variable Life
                         Insurance Policy Form S-7005

            Series VII   Private Placement Survivorship Variable Life
                         Insurance Policy Form S-7007


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                                   SCHEDULE C

           SERIES I PRIVATE PLACEMENT VARIABLE LIFE INSURANCE POLICIES

 The Company will pay the Administrator for product administration on Series I Private Placement Variable Life Insurance Policies $2.50 per month per insured ($30.00 per annum per insured). The fees are payable in arrears on a monthly basis on the sixth Business Day of each calendar month (the "Payment Date") and on the termination of this Agreement and are based on the number of insureds as of the last Business Day of the calendar month immediately preceding such Payment Date. "Business Day", for purposes of this Schedule C, means each day that the New York Stock Exchange is open for trading.

        SERIES II-VII PRIVATE PLACEMENT VARIABLE LIFE INSURANCE POLICIES

For each Series II - VII Private Placement Variable Life Insurance Policy, the Administrator shall earn a fee for product administration equal to $12.50 per month per policy. For each such policy, such fee shall be payable on the Payment Date in the first full calendar month immediately following the date such policy was issued, on the Payment Date for such calendar month in each calendar year thereafter, and on the termination of this Agreement.

For each policy that terminates during the term of this Agreement for any reason other than the death of the insured(s), the Administrator shall refund to the Company a portion of the fee paid with respect to such policy on the most recent Payment Date for such policy. Such portion shall be equal to the product of (i) the amount of the fee paid with respect to such policy on the most recent Payment Date for such policy and (ii) the quotient of (x) the number of calendar days that remain until, but not including, the next Payment Date for such policy and (y) 365. Such refund may be offset against any payment payable by the Company to the Administrator hereunder or paid promptly following the termination of such policy.

Upon the termination of this Agreement, for each policy, the Administrator shall refund to the Company a portion of the fee paid with respect to such policy on the most recent Payment Date for such policy. Such portion shall be equal to the product of (i) the amount of such fee paid with respect to such policy on the most recent Payment Date for such policy and (ii) the quotient of (x) the number of calendar days that remain until, but not including, the next Payment Date for such policy and (y) 365. Such refund shall be paid by the Administrator within ten Business Days following the termination of this Agreement.

The provisions of this Schedule shall survive the termination of this Agreement.



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